FOR IMMEDIATE RELEASE:

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Investor Relations:

FastLane

Wolfe Axelrod Weinberger Associates, LLC

Chris Faust

Donald C. Weinberger

(973) 906-5553

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cfaust@fast-lane.net

don@wolfeaxelrod.com

Onstream Media Corporation Announces Fiscal 2014 Third Quarter Financial Results

Management to Discuss Results and Outlook for Remainder of Fiscal 2014 and Fiscal 2015

in Conference Call on Wednesday, August 20

POMPANO BEACH, FL, August 19, 2014 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, has reported its financial results for the third quarter of fiscal 2014, the nine and three months ended June 30, 2014.

Summary

•

Revenues were approximately $4.5 million for both the three months ended June 30, 2014 and for the corresponding fiscal 2013 quarter. Revenues for the nine months ended June 30, 2014 were approximately $12.9 million as compared to approximately $13.1 million for the corresponding period of fiscal 2013. The nine month decrease was the result of a reduction in webcasting revenues, which was partially offset by increased revenues of the Audio and Web Conferencing Services Group. The webcasting revenue reduction was primarily related to the second quarter - webcasting revenues increased in the third quarter, exceeding such revenues for the corresponding fiscal 2013 quarter.

•

Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2014, a decrease of approximately $5,000 (0.2%) from the third quarter of fiscal 2013. Audio and Web Conferencing Services Group revenues were approximately $8.6 million for the nine months ended June 30, 2014, an increase of approximately $153,000 (1.8%) from the corresponding period of fiscal 2013.

•

Consolidated gross margin percentage was 73.2% for the three months ended June 30, 2014, versus 72.1% for the second quarter of fiscal 2013. Consolidated gross margin percentage was 71.9% for the nine months ended June 30, 2014, versus 70.5% for the corresponding period of fiscal 2013.

•

EBITDA, as adjusted, for the three months ended June 30, 2014 was approximately $590,000, an increase of approximately $333,000 (129.6%) as compared to EBITDA, as adjusted, of approximately $257,000 for the third quarter of fiscal 2013. EBITDA, as adjusted, for the nine months ended June 30, 2014 was approximately $997,000, an increase of approximately $751,000 (305.0%) as compared to EBITDA, as adjusted, of approximately $246,000 for the corresponding period of fiscal 2013.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “We were pleased to see a recovery in our webcasting revenues in the third quarter, as well as the continued strong revenues from audio and web conferencing. And even though the nine month revenues are down by approximately 2% from the revenues for the comparable prior year period, as a result of the second quarter decline in webcasting revenues, our EBITDA, as adjusted, for the nine month period increased by approximately $721,000 or 293%, versus the same period of the previous year. This improvement in EBITDA, as adjusted, clearly demonstrates the success of our cost cutting initiatives. Furthermore, the continued trend of EBITDA improvements over the past three quarters demonstrates the sustainability of those cost cuts”.

Mr. Selman continued, “We believe that our webcasting division revenues will continue to be favorably impacted during the remainder of fiscal 2014 and into fiscal 2015 by the comprehensive update to our Visual Webcaster webcasting platform (VW4), which we released in January 2013 and have been updating with new features since then. We also expect to see increased sales as a result of our Virtual Conference Center which is a multiple event conference venue with integrated webcasting (and based on our MarketPlace365® technology) as well as from iEncode, a service that allows our customers to self-encode their live professional video and attach the streams to the Visual Webcaster system in the cloud. iEncode allows them to take advantage of using their internal staff and facilities while still utilizing all of the Visual Webcaster features. Also in development is another “do it yourself” large audience webcasting product that can be run from the customer’s desktop and will be available on a fixed cost monthly subscription basis that can be purchased on-line.”

Mr. Selman added, “We believe we are on track to show continued improvement in our EBITDA and our operating cash flow for the remainder of fiscal 2014, as compared to the corresponding period of fiscal 2013. During the period from June 2013 through January 2014 we made certain headcount reductions representing approximately $1.1 million in annualized savings, which we expect will reduce our compensation expenditures by approximately $199,000 for the remaining three months of fiscal 2014 as compared to the corresponding prior year period and which we expect will reduce our compensation expenditures by approximately $159,000 in aggregate for the first seven months of fiscal 2015 as compared to the corresponding prior year period. Effective June 2014, we also renegotiated a supplier contract representing approximately $252,000 in annualized savings, which we expect will cumulatively reduce our cost of sales by approximately $63,000 for the remaining three months of fiscal 2014 as compared to the corresponding prior year period and which we expect will reduce our cost of sales by approximately $168,000 in aggregate for the first eight months of fiscal 2015 as compared to the corresponding prior year period.”

Financial Discussion

Three Months Results

Consolidated operating revenue was approximately $4.5 million for the three months ended June 30, 2014, an increase of approximately $15,000 (0.3%) from the corresponding period of the prior fiscal year.

Digital Media Services Group revenues were approximately $1.6 million for the three months ended June 30, 2014, an increase of approximately $20,000 (1.3%) from the corresponding period of the prior fiscal year, primarily due to an increase in webcasting division revenues.

Revenues of the webcasting division increased by approximately $48,000 (3.8%) for the three months ended June 30, 2014 as compared to the corresponding period of the prior fiscal year. The approximately 1,000 webcasts we produced during the three months ended June 30, 2014 was approximately 300 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. The impact on revenue arising from the decreased number of events was partially offset by an increase in the average revenue per webcast event to $1,368 for the three months ended June 30, 2014, which represented an increase of $343, or 33.4%, from the corresponding period of the prior fiscal year.

Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2014, a decrease of approximately $5,000 (0.2%) from the corresponding period of the prior fiscal year. The Infinite division, which is part of the Audio and Web Conferencing Services Group, had revenues of approximately $2.2 million for the three months ended June 30, 2014, which represented an increase of approximately $142,000 (6.9%) as compared to the corresponding period of the prior fiscal year. This was in turn due to an 8.6% increase in the number of minutes billed which was approximately 37.6 million for the three months ended June 30, 2014, as compared to approximately 34.6 million minutes for the corresponding period of the prior fiscal year.  This average revenue per minute was approximately 6.1 cents for the three months ended June 30, 2014, as well as for the corresponding period of the prior fiscal year.

Consolidated gross margin was approximately $3.3 million for the three months ended June 30, 2014, an increase of approximately $60,000 (1.9%) from the corresponding period of the prior fiscal year. In addition, our consolidated gross margin percentage was 73.2% for the three months ended June 30, 2014, versus 72.1% for the corresponding period of the prior fiscal year. This increase in percentage was primarily due to reductions in audio and web conferencing cost of sales and webcasting cost of sales (proportionally greater than the reduction in revenues).

Consolidated operating expenses were approximately $3.0 million for the three months ended June 30, 2014, a decrease of approximately $360,000 (10.6%) from the corresponding period of the prior fiscal year, primarily due to an approximately $288,000, or 13.9%, decrease in compensation other than amounts paid with equity, as compared to the corresponding period of the prior fiscal year.

Onstream’s third quarter fiscal 2014 net income of approximately $360,000, or $0.02 per share, was based on approximately 23.6 million weighted average shares outstanding, as compared to a third quarter fiscal 2013 net loss of approximately $520,000, or $(0.03) loss per share, which was based on approximately 20.7 million weighted average shares outstanding. This $880,000 improvement in the results of operations for the fiscal 2014 third quarter was primarily due to an approximately $742,000 gain from litigation settlement, for which there was no comparable transaction in the corresponding period of the prior fiscal year.

Since November 2013, we have been involved in litigation with Intella2 and its owner in connection with the Intella2 acquisition. On July 29, 2014, the parties entered into a settlement agreement and on August 4, 2014, the lawsuit was dismissed with prejudice by the court. Under the terms of the settlement agreement, we agreed to transfer all free conferencing customers and all associated revenues and expenses to Intella2’s owner, effective July 1, 2014. This activity represented revenues of $44,000 recorded by us for the three months ended June 30, 2014. We also agreed to pay Intella2’s owner $20,000 cash and to transfer certain computer equipment to Intella2’s owner with an estimated net book value of approximately $20,000. No further purchase price or other amounts will be payable by us under the agreements entered into at the time of the November 30, 2012 acquisition. Based on the litigation settlement, as of June 30, 2014 we reduced the approximately $782,000 estimated liability, previously recorded on our books for the unpaid portion of the purchase price, to an estimated liability of $40,000, which resulted in our recognition of a non-cash gain of $742,000 for the nine and three months ended June 30, 2014.

Cash used in operating activities (before changes in current assets and liabilities other than cash) for the three months ended June 30, 2014 was approximately $341,000, compared to approximately $110,000 provided by operations for the corresponding period of the prior fiscal year. This approximately $231,000 improvement was primarily due to decreased operating expenses, including compensation.

Onstream’s EBITDA, as adjusted, for the three months ended June 30, 2014 was approximately $590,000, an increase of approximately $333,000 (129.6%) as compared to EBITDA, as adjusted, of approximately $257,000 for the third quarter of fiscal 2013. This increase was primarily due to decreased operating expenses, including compensation. EBITDA, as adjusted, did not include the benefit of the approximately $742,000 non-cash gain from litigation settlement discussed above.

Nine Months Results

Consolidated operating revenue was approximately $12.9 million for the nine months ended June 30, 2014, a decrease of approximately $251,000 (1.9%) from the corresponding period of the prior fiscal year, due to decreased revenues of the Digital Media Services Group, partially offset by increased revenues of the Audio and Web Conferencing Services Group.

Digital Media Services Group revenues were approximately $4.3 million for the nine months ended June 30, 2014, a decrease of approximately $404,000 (8.6%) from the corresponding period of the prior fiscal year, primarily due to a decrease in webcasting division revenues.

Revenues of the webcasting division decreased by approximately $379,000 (9.8%) for the nine months ended June 30, 2014 as compared to the corresponding period of the prior fiscal year. The approximately 3,000 webcasts we produced during the nine months ended June 30, 2014 was approximately 800 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. The impact on revenue arising from the decreased number of events was partially offset by an increase in the average revenue per webcast event to $1,255 for the nine months ended June 30, 2014, which represented an increase of $182, or 17.0%, from the corresponding period of the prior fiscal year.

Audio and Web Conferencing Services Group revenues were approximately $8.6 million for the nine months ended June 30, 2014, an increase of approximately $153,000 (1.8%) from the corresponding period of the prior fiscal year. The Infinite division, which is part of the Audio and Web Conferencing Services Group, had revenues of approximately $6.4 million for the nine months ended June 30, 2014, which represented an increase of approximately $266,000 (4.3%) as compared to the corresponding period of the prior fiscal year. This was in turn due to a 10.9% increase in the number of minutes billed which was approximately 109.1 million for the nine months ended June 30, 2014, as compared to approximately 98.3 million minutes for the corresponding period of the prior fiscal year.  This increase in the number of minutes billed was partially offset by a decrease in average revenue per minute, which was approximately 6.0 cents for the nine months ended June 30, 2014, as compared to approximately 6.4 cents for the corresponding period of the prior fiscal year.

Consolidated gross margin was approximately $9.3 million for the nine months ended June 30, 2014, an increase of approximately $5,000 (0.1%) from the corresponding period of the prior fiscal year. However, our consolidated gross margin percentage was 71.9% for the nine months ended June 30, 2014, versus 70.5% for the corresponding period of the prior fiscal year. This increase in percentage was primarily due to reductions in audio and web conferencing cost of sales, webcasting cost of sales (proportionally greater than the reduction in revenues) and network usage cost of sales (proportionally greater than the reduction in revenues).

Consolidated operating expenses were approximately $9.4 million for the nine months ended June 30, 2014, a decrease of approximately $2.2 million (18.9%) from the corresponding period of the prior fiscal year, primarily due to an approximately $1.7 million, or 21.9%, decrease in total compensation. This decrease in total compensation was comprised of an approximately $1.1 million, or 73.1%, decrease in compensation paid with equity, and an approximately $525,000, or 8.7%, decrease in compensation other than amounts paid in equity, both as compared to the corresponding period of the prior fiscal year.

Onstream’s net loss of approximately $1.0 million, or $(0.04) loss per share for the nine months ended June 30, 2014, was based on approximately 22.7 million weighted average shares outstanding, as compared net loss of approximately $3.4 million, or $(0.20) loss per share, for the corresponding period of the prior fiscal year, which was based on approximately 17.4 million weighted average shares outstanding. The decreased net loss was primarily due to a decrease in compensation, as discussed above.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the nine months ended June 30, 2014 was approximately $376,000, compared to approximately $116,000 used in operations for the corresponding period of the prior fiscal year. This approximately $492,000 improvement was primarily due to decreased operating expenses, including compensation.

Onstream’s EBITDA, as adjusted, for the nine months ended June 30, 2014 was approximately $997,000, an increase of approximately $751,000 (305.0%) as compared to EBITDA, as adjusted, of approximately $246,000 for the corresponding period of fiscal 2013. This increase was primarily due to decreased operating expenses, including compensation. EBITDA, as adjusted, did not include the benefit of the approximately $742,000 non-cash gain from litigation settlement discussed above.

Teleconference

Onstream’s leadership team will conduct a conference call at 4:30 p.m. ET on Wednesday, August 20, 2014, to discuss the above financial results. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the company's Chief Financial Officer, will also discuss the outlook for the remainder of fiscal 2014 as well as fiscal 2015. The discussion will be followed by an open Q&A session.

Interested parties may listen to the presentation live online at https://www.webcaster4.com/Webcast/Page/1/5537 or by calling 1-888-645-4404 or 1-862-255-5395 (toll). It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at https://www.webcaster4.com/Webcast/Page/1/5537.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM) is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher - provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include American Honda, Dell, GE Capital, Georgetown University, IRS, HBO Latin America, HubSpot, PR Newswire, Stanford University, Twitter and the U.S. Department of Agriculture. Onstream Media's strategic relationships include Akamai, BT Conferencing, Telefónica and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

REVENUE:
Audio and web conferencing	$7,143,122	$6,849,678	$2,439,117	$2,369,937
Webcasting	3,484,966	3,863,667	1,316,931	1,268,936
Network usage	1,438,937	1,529,051	455,380	521,086
DMSP and hosting	706,131	718,607	235,931	242,069
Other	120,804	184,438	37,971	68,374
Total revenue	12,893,960	13,145,441	4,485,330	4,470,402

COSTS OF REVENUE:
Audio and web conferencing	1,948,290	1,913,242	644,756	660,557
Webcasting	910,318	1,074,188	310,497	319,894
Network usage	623,698	744,031	197,033	220,968
DMSP and hosting	122,732	103,071	47,056	34,185
Other	22,822	49,665	4,272	12,878
Total costs of revenue	3,627,860	3,884,197	1,203,614	1,248,482

GROSS MARGIN	9,266,100	9,261,244	3,281,716	3,221,920
OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	5,505,988	6,030,654	1,786,479	2,074,773
Compensation paid with common shares and other equity	417,351	1,551,138	113,950	133,569
Professional fees	1,032,490	1,054,628	327,087	260,529
Other	1,743,283	1,899,478	587,450	629,800
Depreciation and amortization	662,667	1,008,193	227,456	303,512
Total operating expenses	9,361,779	11,544,091	3,042,422	3,402,183

(Loss) income from operations	(95,679)	(2,282,847)	239,294	(180,263)
OTHER (EXPENSE) INCOME, NET:
Interest expense	(1,531,057)	(975,796)	(630,120)	(340,197)
Debt extinguishment loss	(132,427)	(143,251)	-	-
Gain from litigation settlement	741,554	-	741,554	-
Other income (expense), net	12,313	(2,938)	9,394	217

Total other (expense) income, net	(909,617)	(1,121,985)	120,828	(339,980)

Net (loss) income	$(1,005,296)	$(3,404,832)	$360,122	$(520,243)

Net (loss) income per share - basic	$(0.04)	$(0.20)	$0.02	$(0.03)
Net income per share – fully diluted			$0.02
Weighted average shares of common stock outstanding – basic	22,763,248	17,448,815	23,590,587	20,704,496
Weighted average shares of common stock outstanding – fully diluted			23,590,587

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND EBITDA, AS ADJUSTED

(unaudited)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net (loss) income	$(1,005,296)	$(3,404,832)	$360,122	$(520,243)
Add: Depreciation and amortization	662,667	1,008,193	227,456	303,512
Add: Interest expense	1,531,057	975,796	630,120	340,197
EBITDA	$1,188,428	$(1,420,843)	$1,217,698	$123,466

EBITDA	$1,188,428	$(1,420,843)	$1,217,698	$123,466
Add: Compensation paid with common shares and other equity	417,351	1,551,138	113,950	133,569
Add: Debt extinguishment loss	132,427	143,251	-	-
Less: Gain from litigation settlement	(741,554)	-	(741,554)	-
Less: Gain from adjustment of derivative liability to fair value	-	(27,480)	-	-
EBITDA, as adjusted	$996,652	$246,066	$590,094	$257,035

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with common shares and other equity, debt extinguishment loss, gain from litigation settlement and gain from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$599,837	$257,018
Accounts receivable, net of allowance for doubtful accounts	2,288,143	2,175,505
Prepaid expenses	191,969	142,307
Inventories and other current assets	131,128	140,585
Total current assets	3,211,077	2,715,415
PROPERTY AND EQUIPMENT, net	1,908,266	2,047,633
INTANGIBLE ASSETS, net	572,162	669,543
GOODWILL, net	8,358,604	8,358,604
OTHER NON-CURRENT ASSETS	165,960	136,215
Total assets	$14,216,069	$13,927,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,961,358	$1,927,430
Accrued liabilities	1,781,935	1,527,435
Amounts due to directors and officers	744,130	409,410
Deferred revenue	114,873	152,696
Notes and leases payable – current portion, net of discount	3,376,127	2,198,858
Convertible debentures – current portion, net of discount	1,457,891	587,198
Total current liabilities	9,436,314	6,803,027
Accrued liabilities – non-current portion	-	354,813
Notes and leases payable, net of current portion and discount	13,142	759,932
Convertible debentures, net of current portion and discount	-	548,796
Total liabilities	9,449,456	8,466,568

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 21,634,580 and 19,345,744 issued and outstanding, respectively	2,162	1,933
Common stock committed for issue – 2,541,667 and 2,291,667 shares, respectively	254	229
Additional paid-in capital	144,952,818	144,385,772
Obligation to repurchase common shares	(420,233)	(164,000)
Accumulated deficit	(139,768,388)	(138,763,092)
Total stockholders’ equity	4,766,613	5,460,842
Total liabilities and stockholders’ equity	$14,216,069	$13,927,410

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